Exhibit 99.1

STORE Capital Announces Pricing of $515 Million Securitization

SCOTTSDALE, Ariz., May 20, 2021 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it priced $515 million of long-term fixed-rate notes designated as STORE Master Funding Net-Lease Mortgage Notes, Series 2021-1. This will be the tenth note issuance under STORE’s Master Funding debt program, its proprietary structured debt financing vehicle.

The notes will be issued in four classes in a private placement to premier institutional buyers. Notes aggregating $337 million are expected to be rated AAA by Standard & Poor’s Ratings Services (S&P) and include $168.5 million of 7-year Class A-1 notes issued at an interest rate of 2.12% and $168.5 million of 12-year Class A-2 notes issued at an interest rate of 2.96%. Two classes are expected to be rated A+ by S&P and include $89 million of 7-year Class A-3 notes issued at an interest rate of 2.86% and $89 million of 12-year Class A-4 notes issued at an interest rate of 3.70%. The weighted average interest cost of the notes was 2.80%, comprised of 2.38% on the 7-year notes and 3.22% on the 12-year notes. The transaction is expected to close on June 29, 2021, subject to satisfaction of customary closing conditions.

This transaction effectively refinances more than $170 million of previously issued Master Funding notes that were prepayable without penalty. This refinancing includes issuances to be prepaid in May and July of 2021, which bear a weighted average interest rate of 4.98%, and will provide STORE with an annual interest savings of approximately $3.8 million. Following the prepayment of both classes, the debt issuance will extend the weighted average life of STORE’s term borrowings from 6.4 to 6.9 years.

“We are thrilled with the execution of this Master Funding transaction. Not only does it substantially reduce our cost of capital, but it also speaks to the resiliency of our portfolio through a global pandemic. I’d like to welcome all the new investors to the program and thank our existing investors who continue to support our Master Funding program, as part of our tenth issuance. I’m also grateful to the entire STORE team for executing such a successful debt transaction at an overall coupon of 2.80%, the lowest since the inception of our Master Funding program,” said Mary Fedewa, STORE Capital’s President and Chief Executive Officer.

The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The notes were offered and will be sold in the United States in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of any offer to buy the notes described herein nor shall there be any sale of the notes in any jurisdiction in which such offer,

STORE Capital Corporation

solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,600 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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